Exhibit 10.5

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement, effective as of April 15, 2008 (the “Amendment”), between LifeCare Management Services, L.L.C., a Louisiana limited liability company (“LifeCare”) and Grant B. Asay (the “Employee”), amends the Employment Agreement between the parties dated as of June 19, 2006 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

WHEREAS, LifeCare and Employee wish to amend the terms of the Employment Agreement in connection with the continuation of their employment relationship;

WHEREAS, LifeCare has determined that it is in the best interests of LifeCare and its stockholders to enter into this Amendment; and

WHEREAS, LifeCare wishes to assure itself of the continued services of the Employee, and the Employee is willing to be so employed by the LifeCare, upon the terms and conditions provided in the Employment Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Amendment, the parties hereby agree:

1. Section 3.1 is hereby modified by deleting the phrase “$210,000 per annum” in its entirety and replacing it with the phrase “$250,000 per annum”.

2. The first sentence of Section 3.2 is hereby deleted in its entirety and replaced with the following sentence: “During each fiscal year completed during the Term, Employee shall be eligible to receive additional cash compensation as a bonus, incentive or other similar payment in accordance with LifeCare’s management incentive plan.”

3. The third sentence of Section 3.2 is hereby modified by adding the following at the end of the sentence: “and will be payable to the Employee not later than two and one-half months following the end of the fiscal year for which the bonus was earned.”

4. Section 4 is hereby modified by adding the following to the end to the Section: “Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred.”

5. Section 5.2 is hereby modified by deleting the phrase “for the nine (9) consecutive months immediately after the Termination Date” in its entirety and replacing it with “for the twelve (12) consecutive months immediately after the Termination Date”.

6. Section 5.2 is hereby further modified by deleting the penultimate sentence in its entirety and replacing it with the following sentence: “The Severance Payments will commence on LifeCare’s next regular payday that is at least five (5) business days following the later of the effective date of the Release Agreement (as defined below) and the date LifeCare receives the executed Release Agreement, and the first Severance Payment shall be retroactive to the day following the Termination Date.

7. Section 5.3.1 is hereby deleted in its entirety and replaced with the following: “LifeCare’s receipt of a timely and effective Release of Claims executed and performed by Employee (or his legal representative, estate or heirs) in substantially the form of Exhibit A to this Agreement (the “Release Agreement”) following termination of employment hereunder and by the deadline specified therein, and returning it to LifeCare within thirty (30) calendar days of the date of termination of employment; and”

8. A new Section 5.4 is hereby added to the Agreement, as follows:

“5.4 Application of Section 409A of the Internal Revenue Code.

(a) The compensation, benefits, and other payments described in this Agreement are intended either to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and shall be construed accordingly. For purposes of Code Section 409A, all references herein to termination of employment or similar terms, when used in a context that bears upon the payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, shall be construed to require a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from LifeCare and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with LifeCare under Treasury Regulation Section 1.409A-1(h)(3). LifeCare may, but need not, elect in writing, subject to the applicable limitations under Code Section 409A, any of the special elective rules prescribed in Treasury Regulation Section 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement. In addition, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

(b) Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Employee’s termination of employment with LifeCare the Employee is a “specified employee” (as hereinafter defined), any and all amounts payable in connection with such separation from service that constitute “nonqualified deferred compensation” subject to Code Section 409A, as determined by LifeCare in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid in a lump sum on the first payroll date after the date that follows the Employee’s separation from service by six (6) months, or, if the Employee dies before such payment, within sixty (60) days after the Employee’s death. For purposes of this Section 26(b), “specified employee” means an individual determined by LifeCare to be a specified employee as defined in subsection (a)(2)(B)(i) of Code Section 409A. LifeCare may, but need not, elect in writing, subject to the applicable limitations under Code Section 409A, any of the special elective rules prescribed in Treasury Regulation Section 1.409A-1(i) for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.”

9. Section 7 is hereby amended by adding the following sentence after the first sentence: “LifeCare agrees, in consideration of the Employee’s acceptance of the restrictions set forth in this Agreement, to grant the Employee access to trade secret and other Confidential Information of LifeCare and to LifeCare’s valuable business relations and goodwill.”

10. The Employment Agreement as amended hereby (as so amended, the “Amended Employment Agreement”) is confirmed as being in full force and effect. The Amended Employment Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and current understandings and agreements, whether written or oral. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors, executors, administrators, heirs and permitted assigns. The Amended Employment Agreement is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the LifeCare, by its duly authorized representative, and by the Employee, as of the date first above written.

THE EMPLOYEE:	LIFECARE MANAGEMENT SERVICES, L.L.C.

/s/ Grant B. Asay	By:	/s/ Wayne McAlister
Grant B. Asay	Name:	Wayne McAlister
	Title:	Chief Executive Officer